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                                                                    EXHIBIT 99.1

           VIACOM ANNOUNCES FINAL EXCHANGE RATIO FOR CABLE SPLIT-OFF

  New York, New York, July 30, 1996--Viacom Inc. (AMEX: VIA and VIAB) announced today that, upon completion of its previously announced cable split-off exchange offer, it will accept for exchange 15,356,960 shares of its common stock, including 5,417,211 shares of Class A Common Stock and 9,939,749 shares of Class B Common Stock, at a final exchange ratio of .4075 for each share of Viacom common stock accepted after proration. The final proration factor is approximately 65.52%. The exchange offer and related transactions are expected to be completed on July 31.

  The exchange offer, which expired at midnight (EDT) on July 22, 1996, provided Viacom shareholders with the opportunity to exchange shares of Viacom Class A and Class B Common Stock for 6,257,961 common shares of Viacom's split-off cable operation, to be renamed TCI Pacific Communications, Inc. (TCI Pacific). The common shares of TCI Pacific will convert immediately after the exchange into shares of preferred stock of TCI Pacific on a one-for-one basis.

  The Company said certificates for shares of preferred stock of TCI Pacific and checks for cash payable in lieu of fractional shares will be mailed promptly. All shares tendered and not exchanged will be returned to stockholders. Estimated final results of the exchange offer, based on a preliminary count by the exchange agent, were announced on July 23, 1996.

  The transaction allows Viacom to reduce its debt by $1.7 billion and reduce the total number of outstanding common shares of Viacom by approximately 4.1%.

  Viacom Cable includes systems in five geographic regions, including the San Francisco and Northern California area: Salem, Oregon; the Seattle, Washington and greater Puget Sound area; Nashville, Tennessee and Dayton, Ohio. The systems serve approximately 1.2 million cable subscribers in five states.

  Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster Video, Blockbuster Music, MTV Networks, Paramount Parks, Paramount Pictures, Paramount Television, Showtime Networks, Simon & Schuster, Viacom Interactive Media, radio and television stations, and movie screens in 11 countries. Viacom also has a majority interest in Spelling Entertainment Group, as well as a substantial interest in Comedy Central, and USA Networks, including the Sci-Fi Channel. National Amusements, Inc., a closely held corporation which owns and operates more than 1,000 screens in the U.S. and the U.K. is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.

Contact: Carl Folta
(212) 258-6352